Exhibit 10.2

FANNIE MAE
RESTRICTED STOCK AWARD
FOR NONMANAGEMENT DIRECTORS
Award Document

This grant of Restricted Stock from Fannie Mae (the “Award”) is made to you as a Nonmanagement Director (the “Awardee”) effective as of the date of grant set forth in Exhibit A attached hereto.

1. Grant of Stock. Pursuant to the provisions of the Fannie Mae Stock Compensation Plan of 1993 (the “Plan”), Fannie Mae hereby grants to the Awardee, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth in this Award Document, restricted shares of Common Stock of Fannie Mae (the “Restricted Stock”) as set forth in Exhibit A, attached hereto.

2. Definitions. Unless provided otherwise herein, all defined terms are written with initial capital letters and shall have the meaning stated in the Plan.

3. Terms and Conditions. By accepting the Award, the Awardee agrees that the Award is subject to the following terms and conditions:

(a) Pre-Vesting Limitations. The Restricted Stock, the right to vote the Restricted Stock, and the right to receive dividends or other distributions with respect to the Restricted Stock may not, except in accordance with Plan provisions, be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise disposed of or encumbered, either voluntarily or involuntarily, until the restrictions have lapsed. Fannie Mae reserves the right to impose similar restrictions on any cash or property distributed with respect to any shares of Restricted Stock. Restrictions shall lapse in accordance with the vesting schedule set forth in Exhibit A or, if earlier, (i) upon the Awardee’s Total Disability, (ii) death, or (iii) if the Awardee was elected to the Board by the shareholders, not being renominated after reaching age 70, or at such earlier time and in such circumstances, if any, as may be determined under the Plan.

(b) Treatment of Restricted Stock Upon Termination of Awardee’s Membership on the Board. Unless otherwise provided by the Committee, all shares of Restricted Stock as to which the restrictions have not lapsed in accordance with the provisions hereof shall be immediately forfeited upon the termination of the Awardee’s membership on the Board. Forfeited shares of Restricted Stock shall be automatically transferred to Fannie Mae without payment of any consideration by Fannie Mae and without any required consent or other action by the Awardee, and all rights of Awardee with respect to such shares of Restricted Stock shall thereupon cease.

(c) Shareholder Rights. The Awardee shall be entitled to voting rights and the right to any dividends or other distributions with respect to the shares of Restricted Stock held by the Awardee, regardless of whether such shares are vested or unvested, provided that such rights shall terminate immediately as to any Restricted Stock that is forfeited.

(d) Award Confers No Rights with Respect to Reappointment or Renomination to Serve as a Member of the Board. This Award shall not confer upon the Awardee any right to be reappointed or renominated to serve as a member of the Board.

(e) Compliance with Law and Regulations. This Award and the obligation of Fannie Mae to release unencumbered shares hereunder shall be subject to applicable federal and state laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required.

4. Awardee Bound by Plan and Administrator’s Records. Awardee is bound by all the terms and provisions of the Plan and the records of the Plan’s administrator (including any third-party recordkeeper). In the event of a conflict between the Award Document and the terms of the Plan or the records of the Plan’s administrator, the terms of the Plan and records of the Plan’s administrator shall control.

5. Legends. Prior to the lapse of the restrictions on the Restricted Stock, Fannie Mae or its designee shall hold the Restricted Stock in book entry or certificate form and any certificates shall contain the following legend:

“The shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in the Fannie Mae Stock Compensation Plan of 1993 and the Restricted Stock Award Document. Release from such terms and conditions shall be made only in accordance with the provisions of the Plan and this Award Document, a copy of each of which is on file in the office of the Department of Human Resources of Fannie Mae.”

EXHIBIT A

Awardee: Date of Grant: Restricted Stock: Vesting Schedule:	John K. Wulff December 7, 2004 262 shares of Fannie Mae common stock 87 shares vest the day before the 2005 annual meeting of Fannie Mae shareholders

175 shares vest the day before the 2006 annual meeting of Fannie Mae shareholders